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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Chateau Communities, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                           CHATEAU COMMUNITIES, INC.
                            6160 South Syracuse Way
                       Greenwood Village, Colorado 80111

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 18, 2000

To the Stockholders of Chateau Communities, Inc.:

  The Annual Meeting of the Stockholders of Chateau Communities, Inc., a Maryland corporation (the "Company"), will be held at the Company's headquarters, 6160 South Syracuse Way, Greenwood Village, Colorado 80111 on May 18, 2000, at 9:00 a.m., Mountain Daylight Time, for the following purpose and any other business:

    1. To elect four Class I directors to serve for a term of three years, expiring at the 2003 Annual Meeting of Stockholders or until their respective successors shall be elected and shall qualify.

  The Board of Directors has fixed the close of business on March 24, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournments thereof.

  We hope all stockholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, we urge you to complete, date and sign the enclosed proxy and return it promptly in the enclosed postage-prepaid envelope provided for that purpose. By returning your proxy promptly you can help the Company avoid the expense of further proxy solicitations. To make it easier for you to vote, this year we are introducing Internet and telephone voting. Prior to being voted, the proxy may be withdrawn in the manner specified in the proxy statement.

                                          By Order of the Board of Directors,

                                          John A. Boll,
                                          Chairman

April 4, 2000

                           CHATEAU COMMUNITIES, INC.

                            6160 South Syracuse Way
                       Greenwood Village, Colorado 80111

                                PROXY STATEMENT

                                      For

                        ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 18, 2000

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Chateau Communities, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Company's headquarters, 6160 South Syracuse Way, Greenwood Village, Colorado 80111 on May 18, 2000 at 9:00 a.m. Mountain Daylight Time, or at any adjournments thereof, for the purpose set forth in the attached Notice of Meeting.

  This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 4, 2000.

  When proxies in the enclosed form are returned properly executed, the shares represented thereby will be voted at the meeting and, where instructions have been given by the stockholder, will be voted in accordance therewith. If the stockholder does not otherwise specify, the stockholder's shares will be voted FOR the election of the listed nominees for the Board and in accordance with the best judgment of the proxy holders with respect to any other matter which may properly come before the Annual Meeting. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time before it is voted either by written notice received by the Company (Attention: Tamara
D. Fischer, Secretary) at its address stated herein or at the Annual Meeting.

  Only stockholders of record at the close of business on March 24, 2000 (the "Record Date") will be entitled to notice of or to vote at the meeting. As of the Record Date, there were 28,432,195 shares of common stock, $0.01 par value ("Common Stock"), outstanding and entitled to vote. Each outstanding share of Common Stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. Presence in person or by proxy of holders of a majority of outstanding shares of Company Common Stock will constitute a quorum at the Annual Meeting.

                       PROPOSAL I--ELECTION OF DIRECTORS

  The directors of the Company are divided into three classes, and one class is elected at each Annual Meeting of the Stockholders for a term of three years. The terms of the Class I directors expire at the 2000 Annual Meeting. They have been nominated for an additional term to expire at the 2003 Annual Meeting of Stockholders. The terms of the other two classes of directors expire at the 2001 Annual Meeting (Class II) and the 2002 Annual Meeting (Class III).

Nominees for Election as Class I Directors

  The following information is furnished regarding the nominees for election as Class I directors (who serve until the Annual Meeting of the Stockholders to be held in 2003 or until their respective successors are elected and qualified):

  Gebran S. Anton, Jr., 67, first became a director of the Company in 1993. He is the owner of Gebran Anton Development Co. and Anton, Zorn & Associates, Inc., a commercial and industrial real estate broker and former owner of Anton's, a men's retail chain. He is an incorporator and Director of Community Central Bank, and a former Chairman of the Board for First National Bank, St. Joseph Hospital, and Downtown Development Committee.

  Rhonda G. Hogan, 47, has served as a director of the Company since March 1997. Ms. Hogan is presently a partner of Tishman Speyer Properties. She recently served on the Board of Directors and as President of The Water Club Condominium Association, Inc. and is on the Silver Council of the Urban Land Institute. In addition, she served on the Board of Directors of Barnett Bank of South Florida, N.A. from 1986 to 1996. Ms. Hogan has also served or currently serves on several other Boards of Directors and as a member of several councils or institutes, including appointments to State Boards by the Governor and Cabinet of the State of Florida. Ms. Hogan received her B.B.A. from the University of Iowa.

  James M. Lane, 70, first became a director of the Company in 1993. He retired as the Senior Vice President and Chief Investment Officer of the Investment Management Division, NBD Bank, Detroit, where he served for approximately thirteen years. Mr. Lane was associated with the Chase Manhattan Corporation from 1953 to 1978, attaining the position of Executive Vice President while also serving as President and Chief Executive Officer of Chase Investors Management Corporation. He has a B.A. degree in economics from Wheaton College and an MBA in finance from the University of Chicago.

  Gary P. McDaniel, 54, has been Chief Executive Officer and a director of the Company since February 1997. He served as the Chairman of the Board, President and Chief Executive Officer of ROC Communities, Inc. ("ROC") since 1993 and had been a principal of ROC's predecessors since 1979. He has been active in the manufactured home industry since 1972. He is a Trustee of N'Tandem Trust. Mr. McDaniel has been active in several state and national manufactured home associations, including associations in Florida and Colorado. In 1996, he was named "Industry Person of the Year" by the National Manufactured Housing Industry Association. Mr. McDaniel is the Vice Chairman of the Board of Directors of the Manufactured Housing Institute. He is a graduate of the University of Wyoming and served as a Captain in the United States Air Force.

Continuing Class II Directors

  The following information is furnished regarding the continuing Class II directors (who serve until the Annual Meeting of the Stockholders to be held in 2001 or until their respective successors are elected and qualified):

  Edward R. Allen, 59, has served as a director of the Company since 1993. Mr. Allen is the Chief Executive Officer and a director of Give Kids the World. He was, for the five years preceding the formation of the Company, Chairman and Chief Executive Officer of InterCoastal Communities, Inc., a Florida corporation which was engaged in operating manufactured home communities in Florida. Prior to joining InterCoastal, Mr. Allen developed a chain of restaurants which he and his partner sold in 1977 to Green Giant Corporation. Mr. Allen is a graduate of Cornell University.

  James M. Hankins, 65, served as a director of ROC from August 1993 to February 1997, and has served as a director of the Company since February 1997. He is managing general partner of Hankins Enterprises, a partnership which owns and operates destination RV resorts in Arizona. Prior to organizing the partnership in 1985, Mr. Hankins was a founder of Mobile Home Communities, Inc. in 1969, and served as President and Chief Executive Officer from 1973 to 1984. He holds a B.S. from the University of South Carolina and an MBA from Harvard University, and has served as a Captain in the United States Air Force.

  C.G. ("Jeff") Kellogg, 56, has been President and a director of the Company since its inception, and was Chief Executive Officer of the Company from its inception to February 1997. For the five years preceding the formation of the Company, Mr. Kellogg was President and Chief Operating Officer of Chateau Estates. He is extremely active in local and national industry associations, often in leadership positions. Mr. Kellogg is a past President of the Michigan Manufactured Housing Association and is an active member of the Manufactured

Housing Institute's National Communities Council. He is a graduate of Michigan Technological University with a B.S. in Civil Engineering. Mr. Kellogg is the husband of Tamara D. Fischer, who is the Company's Executive Vice President and Chief Financial Officer.

  Donald E. Miller, 69, served as a director of ROC from August 1993 to February 1997, and has served as a director of the Company since February 1997. From May 1994 through July 1996, Mr. Miller was Vice Chairman of the Board of Directors of The Gates Corporation. From 1982 to May 1994, he was President, Chief Operating Officer and director of The Gates Corporation and The Gates Rubber Company, which engage in the production and manufacture of rubber products, primarily for automotive needs. Mr. Miller is a director of Sentry Insurance Company, OEA, Inc., CoorsTek and Lennox Industries, Int'l. Mr. Miller is a graduate of the Colorado School of Mines.

Continuing Class III Directors

  The following information is furnished regarding the continuing Class III directors (who serve until the Annual Meeting of the Stockholders to be held in 2002 or until their respective successors are elected and qualified):

  John A. Boll, 70, has been Chairman of the Board of Directors of the Company since its inception in 1993. Prior to the formation of the Company, Mr. Boll was the co-founder, partner and Chief Executive Officer of Chateau Estates, which was formed in 1966. He was inducted into the Manufactured Housing/Recreational Vehicle Hall of Fame in 1992 for his outstanding contributions to the manufactured housing industry. Mr. Boll was appointed by the Governor of the State of Michigan to become the first Chairman of the Michigan Mobile Home Commission, which is the principal Michigan authority regulating manufactured housing, a position he held for six years.

  James L. Clayton, 66, served as a director of ROC from August 1993 until February 1997 and as a director of the Company since February 1997. He is the founder, and since 1966 has been the Chairman of the Board and Chief Executive Officer of, Clayton Homes, Inc. ("Clayton Homes"), a company which owns and operates manufactured home factories, sales centers, financing and insurance units and communities (NYSE:CMH). Mr. Clayton is a director of Dollar General Stores and Chairman of the Board of BankFirst Corp. In 1992, Mr. Clayton was inducted into the Manufactured Housing/Recreational Vehicle Hall of Fame. Mr. Clayton received an undergraduate degree in electrical engineering and a law degree from the University of Tennessee.

  Steven G. Davis, 50, served as a director of ROC from August 1993 until February 1997 and as a director of the Company since February 1997. He is currently the owner of East Silent Advisors, a real estate consulting firm. Mr. Davis currently serves on the Board of Directors of Bidland.Com, an internet auction company. He served as Chief Financial Officer, Executive Vice President and a director of ROC from 1993 to 1997. From 1990 to 1993, Mr. Davis served as an officer and director of The Windsor Group, an owner/operator of 42 manufactured home communities, and, from 1991 through March 1993, as that company's President. Mr. Davis served as a director of ASR Investments, a REIT owning apartments in the Southwest, until 1999. Mr. Davis is a Certified Public Accountant and is a graduate of the University of San Diego.

                       REQUIRED VOTE AND RECOMMENDATION

  Proxies will be voted for the election of all persons nominated to be a director above unless contrary instructions are set forth on the proxy. In the event any nominee should become unable or unwilling to serve as a director, which the Board of Directors does not expect, the person named in the accompanying proxy will vote for such nominee, if any, as may be recommended by the Board of Directors.

  Directors are elected by a plurality of the votes cast by the holders of Common Stock. The individuals who receive the largest number of votes cast, assuming presence of a quorum at the Annual Meeting, are elected as directors; therefore, if a quorum is present, any shares not voted (whether due to abstention or broker non-vote) do not affect the election of directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

                       EXECUTIVE OFFICERS OF THE COMPANY

  The following information is presented with respect to the current executive officers of the Company:

  Gary P. McDaniel is the Chief Executive Officer and a director of the Company. Biographical information on Mr. McDaniel may be found under "PROPOSAL 1--ELECTION OF DIRECTORS--Continuing Class I Directors," above.

  C.G. ("Jeff") Kellogg is President and a director of the Company. Biographical information on Mr. Kellogg may be found under "PROPOSAL 1-- ELECTION OF DIRECTORS--Continuing Class II Directors," above.

  Tamara D. Fischer, 44, is Executive Vice President, Chief Financial Officer of the Company, having served in these roles since the Company's formation. Prior to joining the Company, Ms. Fischer was employed by Coopers & Lybrand for 11 years. Ms. Fischer is a CPA and a graduate of Case Western Reserve University. Ms. Fischer is the wife of Mr. Kellogg who is the President and a Director of the Company.

  Rees F. Davis, Jr., 41, is Executive Vice President-Acquisitions of the Company, having served in such capacity since February 1997. He served as Executive Vice President of Acquisitions and Sales for ROC from 1993 to February 1997. Prior to that, Mr. Davis previously served as Vice President of Acquisitions and Sales and a director for ROC's predecessors since 1986. Mr. Davis is a two-term past officer of the Colorado Manufactured Housing Association. He is also an active member of The Manufactured Housing Institute. Mr. Davis is a graduate of Colorado State University.

  James B. Grange resigned as the Company's Chief Operating Officer effective April 15, 1999.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of March 24, 2000, certain information regarding the beneficial ownership of the Company's Common Stock by (i) each of the directors (nominated and continuing), (ii) executive officers of the Company named in the Summary Compensation Table, (iii) all directors and executive officers as a group and (iv) each person or entity known to the Company to be the beneficial owner of more than 5% of the Common Stock.

                                                          Shares of
                                                            Stock
                                                         Beneficially
                                                         Owned as of
                                                          March 24,   Percent
Name                                                        2000**    of Class
----                                                     ------------ --------
John A. Boll(1)*........................................  3,577,563     12.3
Gary P. McDaniel(2)*....................................    510,326      1.8
C.G. ("Jeff") Kellogg(3)*...............................    388,261      1.4
Tamara D. Fischer(4)....................................    179,176      ***
Rees F. Davis, Jr.(5)...................................    227,756      ***
Edward R. Allen(6)*.....................................    402,179      1.4
Gebran S. Anton, Jr.(7)*................................     48,418      ***
James L. Clayton(8)*....................................    230,700      ***
Steven G. Davis(9)*.....................................    167,164      ***
James M. Hankins(10)*...................................     43,232      ***
Rhonda G. Hogan (11)*...................................     18,776      ***
James M. Lane(12)*......................................     38,047      ***
Donald E. Miller(13)*...................................     39,767      ***
All directors and executive officers as a group (13
 persons)...............................................  5,871,365     19.9
Morgan Stanley Dean Witter Investment Management,
 Inc.(14)...............................................  2,404,578      8.5
Morgan Stanley Dean Witter & Co.(15)....................  2,534,122      8.9
EII Realty Securities Inc. (16) ........................  1,598,940      5.6

--------
*  Designates a director.
** For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days by the exercise of any stock option or any other right to convert or exchange outstanding securities. Certain persons named in the table also hold OP Units in CP Limited Partnership, which is the operating partnership of the Company. Such OP Units are exchangeable on a one-for-one basis for shares of the Company's Common Stock, subject to certain limitations relating to the Company's ownership limit. All OP Units held by a person and such person's stock options (to the extent exchangeable or exercisable within such 60-day period) are deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person. Additionally, for the purposes of this table, a person or entity shall be deemed to be a beneficial owner of shares of Common Stock if such person or entity has or shares either investment or voting power with respect to such shares. Shares owned in each case constitute less than 1% of the Company's outstanding common stock.
 (1) Reflects 2,855,721 shares of Common Stock, 685,482 OP Units exchangeable for an equal number of shares of Common Stock and options to purchase 36,360 shares of Common Stock.
 (2) Reflects 486,426 shares of Common Stock and options to purchase 23,900 shares of Common Stock.
 (3) Reflects 364,361 shares of Common Stock and options to purchase 23,900 shares of Common Stock.
 (4) Reflects 165,100 shares of Common Stock, 776 OP Units exchangeable for an equal number of shares of Common Stock and options to purchase 13,300 shares of Common Stock.
 (5) Reflects 214,456 shares of Common Stock and options to purchase 13,300 shares of Common Stock.

 (6) Reflects 365,819 shares of Common Stock and options to purchase 36,360 shares of Common Stock.
 (7) Reflects 12,058 shares of Common Stock and options to purchase 36,360 shares of Common Stock.
 (8) Reflects 194,860 shares of Common Stock and options to purchase 35,840 shares of Common Stock. Common Stock beneficially owned by Mr. Clayton includes 182,779 shares of Common Stock owned by Clayton Homes, Inc. Mr. Clayton disclaims beneficial ownership of the shares of Common Stock owned by Clayton Homes, Inc. except to the extent of his approximate 26% equity interest in Clayton Homes, Inc. Shares owned by Clayton Homes, Inc. are held by its wholly-owned subsidiary CHM Parks, Inc.
 (9) Reflects 152,164 shares of Common Stock and options to purchase 15,000 shares of Common Stock.
(10) Reflects 7,392 shares of Common Stock and options to purchase 35,840 shares of Common Stock. Common Stock beneficially owned by Mr. Hankins includes 1,303 shares of Common Stock owned by Mr. Hankins' spouse and 2,605 shares of Common Stock held by Mr. Hankins' individual retirement account.
(11) Reflects 3,776 shares of Common Stock and options to purchase 15,000 shares of Common Stock.
(12) Reflects 7,027 shares of Common Stock and options to purchase 31,020 shares of Common Stock.
(13) Reflects 3,745 shares of Common Stock, options to purchase 35,840 shares of Common Stock and 182 OP Units exchangeable for an equal number of shares of Common Stock. Common Stock beneficially owned by Mr. Miller includes 1,042 shares of Common Stock owned by Mr. Miller's spouse.
(14) Based on the Form 13-G filed by Morgan Stanley Dean Witter Investment Management, Inc., it has shared voting power for 1,759,678 shares and shares dispositive power for 2,404,578 shares. The address of Morgan Stanley Asset Management, Inc. is 1221 Avenue of the Americas, New York, NY 10020.
(15) Based on the Form 13-G filed by Morgan Stanley Dean Witter & Co., it has shared voting power for 1,880,412 shares and shares dispositive power for 2,534,122 shares. The address of Morgan Stanley, Dean Witter, Discover & Co. is 1221 Avenue of the Americas, New York, NY 10020.
(16) Based on the Form 13-G filed by EII Realty Securities Inc., it has sole voting power for 1,422,672 shares and sole dispositive power for 1,598,940 shares. The address of EII Realty Securities Inc. is 667 Madison Avenue, New York, New York 10021.

                                 BOARD MATTERS

Board Meetings

  The Board of Directors held four meetings during 1999.

Committees of the Board of Directors

  Audit Committee. The Audit Committee reviews and acts or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of audit procedures, the nature of services to be performed for the Company by the independent auditors, and the accounting practices of the Company. During 1999, the Audit Committee (which consisted of Ms. Hogan and Messrs. Anton, Clayton and Lane) held three meetings.

  Executive Committee. The Executive Committee may act on certain matters between Board meetings. During 1999, the Executive Committee (which consisted of Messrs. Boll, McDaniel, Kellogg and Hankins) held nine meetings.

  Executive Compensation Committee. The Executive Compensation Committee administers the Company's equity compensation plans and annually reviews and approves recommendations from senior management and makes recommendations to the Board regarding the policies and procedures that govern the various compensation programs for the CEO and executives of the Company. During 1999, the Executive Compensation Committee (which consisted of Messrs. Allen, S. Davis, Hankins and Miller) held two meetings.

  Nominating and Corporate Governance Committee. In 1998, the Company established a Nominating and Corporate Governance Committee, which functions as the nominating committee of the Board and also analyzes and develops policies and makes recommendations to the Board relating to corporate governance issues affecting the Company. During 1999, the Nominating and Corporate Governance Committee (which consisted of Ms. Hogan and Messrs. Hankins, Lane and Miller) held one meeting.

Director Compensation

  Each director is reimbursed for travel and other expenses related to attendance at Board and committee meetings and, other than Messrs. McDaniel and Kellogg, receives an annual director's fee of $18,000, which may be taken in stock at the Director's option. The independent directors also receive an annual grant of options to purchase 5,000 shares of the Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant.

                            EXECUTIVE COMPENSATION

  The following table sets forth the summary compensation for the last three years for the Chief Executive Officer and the four most highly compensated other executive officers of the Company whose salary and bonus compensation for the year ended December 31, 1999 exceeded $100,000. The information presented in the following tables gives retroactive effect to the merger with ROC in February 1997 (the "Merger") and assumes that the five individuals named below were employed in their current capacities by the Company during each of 1997, 1998 and 1999.

                          SUMMARY COMPENSATION TABLE

                                                        Long Term Compensation
                              Annual Compensation               Awards
                         ----------------------------- ------------------------
                                                       Common Stock
                                                        Underlying   Restricted
   Name and Principal                                      Stock        Stock      All Other
        Position         Year Salary(1)(2) Bonus(1)(2) Options(1)(2)  Award(3)  Compensation(4)
   ------------------    ---- ------------ ----------- ------------- ---------- --------------
Gary P. McDaniel........ 1999   $244,000    $127,100      29,500           --      $13,550
 Chief Executive Officer 1998   $235,000    $117,000      45,000           --      $18,726
                         1997   $225,000    $180,000         --       $577,500     $12,790

C.G. ("Jeff") Kellogg... 1999   $244,000    $127,100      29,500           --      $10,250
 President               1998   $235,000    $117,000      45,000           --      $10,250
                         1997   $225,000    $180,000         --       $577,500     $18,372

James B. Grange (5)..... 1999   $410,000         --       16,500           --      $ 4,350
 Chief Operating Officer 1998   $199,000    $ 98,800      25,000           --      $17,000
                         1997   $190,000    $152,000         --       $315,000     $ 9,690

Tamara D. Fischer....... 1999   $190,000    $ 99,000      16,500           --      $11,581
 Chief Financial Officer 1998   $183,000    $ 91,000      25,000           --      $13,413
                         1997   $175,000    $140,000         --       $315,000     $18,356

Rees F. Davis, Jr....... 1999   $174,000    $ 45,200      16,500           --      $18,128
 Executive Vice Presi-
  dent--                 1998   $167,000    $311,822      25,000           --      $18,263
 Acquisitions            1997   $160,000    $105,000         --       $315,000     $ 9,690

--------
(1) Messrs. McDaniel, Grange and R. Davis were employed by ROC until the date of the Merger, and their compensation was paid and their options were granted by ROC prior to the Merger. At the effective time of the Merger, each outstanding option of ROC was assumed by the Company and such options became exercisable for the number of shares of Company Common Stock into which the number of shares underlying the ROC options would have been exchangeable if such shares had been outstanding at the effective time of the Merger. Accordingly, the number of shares of Common Stock underlying the options granted to Messrs. McDaniel, Grange and R. Davis prior to the Merger is restated to give effect to the exchange ratio in the Merger of
    1.042 shares of Company Common Stock for each share of ROC stock.
(2) Mr. Kellogg and Ms. Fischer were each employed by the Company prior to the Merger and their compensation amounts reflect compensation they received from the Company. In connection with the Merger, stockholders of the Company received a stock dividend of 0.0326 shares of Common Stock per share. In addition, certain holders of OP Units who exchanged their OP Units for shares of Common Stock in connection with the Merger waived their right to receive the shares of Common Stock that they would otherwise have received from the Company as a result of the stock dividend with respect to the exchanged OP Units for reallocation to the other Company stockholders, which effectively increased the amount of the stock dividend to Company stockholders to 0.068 shares of Common Stock for each share outstanding. Accordingly, the number of shares of Common Stock underlying the options granted to Mr. Kellogg and Ms. Fischer prior to the Merger has been adjusted to give effect to the effective 0.068 stock dividend.
(3) Represents an award of restricted stock granted in May 1997 when the stock price was $26.25. The stock vests after three years, cannot be sold for five years, and pays dividends to the executive officers.
(4) Represents primarily profit-sharing contributions and car allowances.
(5) Mr. Grange resigned from the Company effective April 15, 1999. Included in the salary amount for 1999 is a severance payment.

                         OPTION/SAR GRANTS DURING 1999

  The following table sets forth information with respect to options granted during 1999 to the executive officers named in the Summary Compensation Table.

                                                                               Potential
                                                                          Realizable Value at
                                                                            Assumed Annual
                                                                            Rates of Stock
                                                                          Price Appreciation
                                                                            for Option Term
                                                                          -------------------
          (a)                 (b)          (c)         (d)         (e)       (f)       (g)
------------------------ ------------ ------------ ----------- ---------- -------- ----------
                          Number of    % of Total   Weighted
                          Securities  Options/SARs   Average
                          Underlying   Granted to  Exercise or
                         Options/SARs Employees in Base Price  Expiration
          Name             Granted        1999       ($/Sh)       Date     5%($)     10%($)
          ----           ------------ ------------ ----------- ---------- -------- ----------
Gary P. McDaniel........    29,500        8.9%      $27.4375   2/24/2009  $509,031 $1,289,985
C.G. ("Jeff") Kellogg...    29,500        8.9%      $27.4375   2/24/2009  $509,031 $1,289,985
James B. Grange(1)......    16,500        5.0%      $27.4375   2/24/2009  $284,712 $  721,517
Tamara D. Fischer.......    16,500        5.0%      $27.4375   2/24/2009  $284,712 $  721,517
Rees F. Davis, Jr.......    16,500        5.0%      $27.4375   2/24/2009  $284,712 $  721,517

--------
(1) Mr. Grange resigned from the Company effective April 15, 1999.

                  AGGREGATED OPTION/SAR EXERCISES DURING 1999
                  AND OPTION/SAR VALUES AT DECEMBER 31, 1999

  The following table provides information with respect to the unexercised options held as of December 31, 1999 by the executive officers named in the Summary Compensation Table.

                                                Number of Securities            Value of
                                               Underlying Unexercised   Unexercised In-the-Money
                                               Option/SARs at December       Options/SARs at
                           Shares                     31, 1999(1)           December 31, 1999(1)
                         Acquired on  Value   ------------------------- -------------------------
          Name            Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Gary P. McDaniel........                         38,850      65,500      $ 77,308        --
C.G. ("Jeff") Kellogg...                        125,120      65,500      $468,190        --
James B. Grange(2)......   29,850    $162,152
Tamara D. Fischer.......                         66,128      36,500      $252,838        --
Rees F. Davis, Jr.......                         34,850      36,500      $ 77,308        --

--------
(1) See Note 1 and Note 2 to the Summary Compensation Table.
(2) Mr. Grange resigned from the Company effective April 15, 1999.

Employment Agreements

  Consistent with the goal of the Company to retain the skills and expertise of certain members of senior management of the Company and ROC following the Merger, the Merger Agreement provided for the Company to execute employment agreements (each, an "Employment Agreement"), effective as of the Merger, with each of the following senior officers: Gary P. McDaniel, C.G. ("Jeff") Kellogg, James B. Grange, Tamara D. Fischer and Rees F. Davis, Jr. Mr. Kellogg and Ms. Fischer were previously employed by the Company, and their existing employment agreements with the Company were terminated upon consummation of the Merger. Each Employment Agreement had an initial term of three years with automatic one-year extensions commencing on the third anniversary of the Merger unless notice of non-extension is given at least 180 days prior to such anniversary. Each of the Employment Agreements with senior officers of the Company, other than the Employment Agreement with James B. Grange, the term of which expired in connection with his resignation from the Company, has been extended for a one year period. Each Employment Agreement provides for: (i) an initial base salary for Gary P. McDaniel ($225,000); C.G. ("Jeff") Kellogg ($225,000); Tamara D. Fischer ($175,000);
and Rees F. Davis, Jr. ($160,000) (to be adjusted annually based on the average increases awarded to the employees of the Company in the previous year, as well as market conditions and individual and Company performance factors); (ii) an annual target bonus of up to 80% of such executive's base salary upon the attainment of increases in funds from operations per share of the Company (with the maximum bonus being earned for increases of at least 10%); (iii) grants of stock options and shares of restricted stock under the Company's 1997 and 1999 Equity Compensation Plans; and (iv) benefits (including retirement, group life, medical, dental and disability benefits) on a basis reasonably comparable in the aggregate to those provided to the executive immediately prior to the Merger. Each Employment Agreement provides that, if the executive's employment is terminated by the Company other than for "cause," disability or death or by the executive for "good reason" or if the Employment Agreement is not renewed, the executive will be entitled to receive a payment equal to two times (or one and one-half times in the case of non-renewal) the sum of the executive's annual base salary and bonus, the continuation of welfare and pension benefits during the 24-month period (or 18-month period in the case of non-renewal) following termination and the accelerated vesting of equity based incentives. If the employment of either Mr. McDaniel or Mr. Kellogg is terminated as a result of a "change of control," "two times" and "24 months" in the preceding sentence is replaced with "three times" and "36 months. "Further, if the executive's employment is terminated for any other reason, other than for "cause," including voluntary resignation, disability, or death, "two times" and "24 months" in such sentence is replaced by "one time" and "12 months."

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

  The Executive Compensation Committee (the "Committee") annually reviews and approves recommendations from senior management and makes recommendations to the Board of Directors regarding the policies and procedures that govern the various compensation programs for the CEO and executives of the Company. The Committee also administers the Company's equity compensation plans.

  It is the philosophy of the Committee that executive compensation should align the financial interests of the Company's executives with the long term interests of the Company and its stockholders. The Committee believes that a material portion of the executive officers' pay should be linked to the Company's stated and predetermined goals. The Committee also believes that the Company should have a sound and competitive compensation program to attract and retain key executives to lead the Company toward the fulfillment its goals. The key elements of the Company's current program include a base salary, a bonus plan linked to individual and Company financial performance and equity participation through stock options and restricted share grants.

  The Committee does not consider the provisions of Section 162(m) of the Code, which limits the deductibility of certain compensation paid to certain executives of the Company in excess of $1 million in any taxable year, to be material to its approach to executive compensation matters. This is due to the Company's status as a REIT under the Code which generally exempts the Company from the payment of corporate federal income taxes.

Base Salary

  The Committee's policy with respect to salaries is to establish base compensation levels for executive officers which are competitive in relation to other companies of similar size within the Company's industry. The Committee also takes into consideration the executive's responsibilities, experience level and individual performance. To ensure that base salary is competitive, the Company's salary structure is periodically benchmarked against other salaries for key positions in other companies of similar size in the Company's industry. Salaries normally are increased annually, based on market conditions and individual and Company performance factors. Pursuant to employment agreements, and consistent with this policy, Mr. Kellogg, Ms. Fischer and Mr. Davis received base salaries of $244,000, $190,000 and $174,000, respectively, in 1999.

Bonus

  The Committee's policy with respect to bonuses of its executive officers is to link bonuses to the Company's financial performance and in certain cases to achievements by individual executives of goals within their areas of direct responsibility. For 1999, the Company's executive officers participated in a bonus plan pursuant to which they earned bonuses of up to 80% of their base salaries tied to increases in funds from operation per share (the principal measure used by the Company to measure its financial performance) [and, in the case of the Mr. Davis, to additional factors relating to the achievement of certain goals related to Company acquisitions]. The amounts of the bonuses earned under this plan in respect of 1999 for Mr. Kellogg, Ms. Fischer and Mr. Davis were $127,100, $99,000 and $45,200, respectively.

Stock Options and Restricted Stock

  The Company adopted the 1997 Equity Compensation Plan and the 1999 Equity Compensation Plan (together, the "Plans") which authorize the discretionary grant by the Committee of awards of options and restricted shares of Common Stock to key employees, directors and key consultants of the Company and its subsidiaries. The Committee believes that the Plans provide, through the grant of long-term incentives, a means to attract and retain key personnel and to provide participating officers and other key employees long-term incentives for sustained high levels of performance. The Committee grants options to purchase Common Stock to employees of the Company (including executive officers). Option grants become exercisable over a period of time determined by the Committee and generally have an exercise price equal to the fair market value of the Common Stock on the grant date, creating long-term incentives to enhance the value of the Company's Common Stock.

  In respect of 1999, Mr. Kellogg, Ms. Fischer and Mr. Davis were awarded stock options, which vest over a five-year period from the date of grant, to purchase 60,000, 40,000 and 40,000 shares of Common Stock, respectively, and were also granted 15,000, 10,000 and 10,000 restricted shares of Common Stock that vest, over a three-year period, depending on the average increase in the Company's funds from operations per share over this period. Increases of at least 8.5% but less than 9.25% in funds from operations per share result in the vesting of 50% of the these restricted shares, while increases of at least 9.25% result in full vesting of these shares. The Committee awarded the stock options and the shares of restricted stock to these executives as part of their annual compensation review for 1999. The awards were determined based on the executive officer's performance of specific individual and Company objectives. The levels of these awards reflected the Committee's belief that increasing management equity ownership will create long-term incentives to enhance the value of the Company's Common Stock. In addition, the Committee believes that the linking of the vesting of the restricted stock awards to the achievement of the stated increases in funds from operation per share further aligns the interests of these executives with those of the Company and its stockholders. The Committee believes that the above elements assist the Company in meeting its short-term and long-term objectives and appropriately relate executive compensation to the Company's performance.

The Chief Executive Officer's 1999 Compensation

  Gary P. McDaniel has been employed by the Company as its Chief Executive Officer since the merger with ROC (the "Merger"). He was originally employed pursuant to a three-year employment agreement, dated February 11, 1997, that was determined in connection with the negotiation of the Merger Agreement. In 1999, this employment agreement was extended for an additional one-year period expiring in February 2001, with the understanding that such employment agreement would be replaced with a revised 3-year agreement in February 2000. Pursuant to this agreement, Mr. McDaniel was paid a base salary during 1999 of $244,400. Under this employment agreement, Mr. McDaniel was eligible to earn for 1999 a bonus of up to 80% of his base salary tied to increases in funds from operations per share of the Company. Based on the achievement by the Company of increases in funds from operations of 9.0%, Mr. McDaniel earned a bonus of $127,100. In addition, the Committee determined, based on this successful performance, to grant Mr. McDaniel options to purchase 60,000 shares of Common Stock, subject to a five-year vesting schedule, and 15,000 restricted shares of Common Stock that vest in a manner similar to the schedule for the restricted shares described above that were granted to the other senior executive officers of the Company. In addition, based on the Company's performance under Mr. McDaniel's leadership, the Committee offered to extend Mr. McDaniel's employment agreement through February 2003 at base salary of $255,690 for 2000, with subsequent increases being tied to the average percentage raises for other employees of the Company. In addition, Mr. McDaniel will be eligible to receive a bonus ranging up to 80% of his base salary in any year upon achievement by the Company of increases in funds from operations per share in that year of between 7.0% to 9.75%, and an additional bonus of 10% of his base salary for each 0.25% increase in funds from operations per share in that year in excess of 9.75%.

          Chateau Communities, Inc. Executive Compensation Committee

                                Edward R. Allen
                                Steven G. Davis
                               James M. Hankins
                               Donald E. Miller

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Stock Index and the NAREIT Equity REIT Total Return Index for the period commencing December 31, 1994 and ending December 31, 1999. The NAREIT Equity REIT Total Return Index included 167 companies with a total market capitalization of $118 billion. The graph assumes that a stockholder invested $100 on December 31, 1994 in Company Common Stock, the S&P Stock Index and the NAREIT Equity REIT Total Return Index, assuming reinvestment of dividends.

  The table below sets forth the value as of each of the dates indicated of $100 investments made on December 31, 1994 in the Company's Common Stock, the S&P Stock Index and the NAREIT Equity REIT Total Return Index, assuming reinvestment of dividends.

                       [PERFORMANCE GRAPH APPEARS HERE]

                                              Chateau              NAREIT Equity
Measurement Period (Fiscal Year Covered)  Communities Inc. S&P 500     Index
----------------------------------------  ---------------- ------- -------------
Dec. 31, 1994............................      100.00      100.00     100.00
Dec. 31, 1995............................      110.46      137.58     115.27
Dec. 31, 1996............................      139.77      169.17     155.93
Dec. 31, 1997............................      187.41      225.60     187.52
Dec. 31, 1998............................      185.63      290.08     154.70
Dec. 31, 1999............................      176.27      351.12     147.55

  The foregoing Share Performance Graph and the Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such graph or report by reference and shall not otherwise be deemed filed under such acts.

  There can be no assurance that the Company's share performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future share performance.

                             CERTAIN TRANSACTIONS

  Rental expense of approximately $100,000 annually has been incurred for leasing space in an office building owned by certain officers and equity owners. The office lease expires November 2001.

  In addition, when the Company sells homes through Community Sales, Inc. ("CSI"), the purchaser may obtain financing from Vanderbilt Mortgage and Finance, Inc., which is affiliated with one of the Company's directors. In certain cases, for homes sold before June 1998, Vanderbilt has recourse to the Company if the loans are not repaid. As of December 31, 1999 there is a total of approximately $15.6 million of such amounts that are recourse to the Company.

  In January 2000, the Company acquired the entity (the "Sales Entity") that provided sales and marketing services to two Company-owned communities. The assets of the Sales Entity included a fee stream from loans originated at these communities and an inventory of homes. The Sales Entity was owned as follows: (75% by an entity owned by James L. Clayton and 25% by an entity owned by Gary P. McDaniel, Rees F. Davis, Jr. and James B. Grange). The purchase price for the Sales Entity was approximately $900,000, which was financed by cash, and the assumption of approximately $371,000 of debt.

  As of December 31, 1998 the Company had a receivable of $3.3 million from a partnership with which several officers of the Company are affiliated, which was paid back in 1999. The partnership owned a manufactured home community that the Company had the option to purchase. The receivable was collateralized by the property and was approved by the directors of the Company who have no interest in the partnership.

  The Company has made loans to the Executive Officers named in the Summary Compensation Table to allow them to purchase shares of Company Common Stock. Such loans were evidenced by separate promissory notes in the amount of the purchase price for such shares. These notes provide for interest, payable quarterly, with the principal balance payable on the earlier of the termination of the officer's employment with the Company, other than by reason of death or disability, or the maturity date. The notes are non-recourse to the respective officers and collateralized by a pledge of the shares of Common Stock purchased. The following table summarizes the information relating to the loans.

                           Number of   Highest    Balance at
                            Shares   Loan Balance March 31,  Interest   Maturity
                           Purchased During 1999     2000      Rate       Date
                           --------- ------------ ---------- --------   --------
Gary P. McDaniel..........   30,065   $  665,561  $  665,561   6.92%(1) 08/31/03
                             29,850          --   $  695,061   6.92%(1) 03/01/05

C.G. ("Jeff") Kellogg.....   13,750   $  245,036  $  233,194   7.00%    11/16/03
                            114,568   $2,522,795  $2,522,795   6.92%(1) 08/31/03

James B. Grange...........   30,065   $  665,561         --
Tamara D. Fischer.........    6,875   $  119,659  $  111,977   7.00%    11/16/03
                             61,692   $1,359,684  $1,359,684   6.92%(1) 08/31/03
                             61,128          --   $1,328,848   6.92%(1) 03/01/05

Rees F. Davis, Jr.........   30,065   $  742,561  $  742,561   6.92%(1) 08/31/03
                             29,850          --   $  695,061   6.92%(1) 03/01/05

--------
(1) The interest rate on these notes represents the Company's current borrowing rate of LIBOR plus 80 basis points.

Section 16(a) Beneficial Ownership Reporting Compliance

  Directors and executive officers of the Company and beneficial owners of more than 10% of its Common Stock are required to file initial reports of ownership and reports of changes in ownership of Company securities pursuant to Section 16(a) of the Securities Exchange Act of 1934 and to provide the Company with copies of such reports. The Company has reviewed all such reports from persons known to the Company to be subject to these Section 16(a) provisions. Based solely on such review, the Company believes that for the year ended December 31, 1999 all Section 16(a) filing requirements were met, except that the Company is aware that Rhonda G. Hogan, a director of the Company, failed to file, on a timely basis, a report disclosing the acquisition of an aggregate of 2,000 Shares of Common Stock by her during August and October 1999.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals, intended to be presented at the 2001 Annual Meeting of Stockholders of the Company, must be received by the Company at its address stated herein by December 10, 2000 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such meeting.

  Any stockholder who intends to submit a proposal at the 2001 Annual Meeting of Stockholders of the Company without including the proposal in the proxy statement for such Annual Meeting must, under the Bylaws of the Company, notify the Company of such proposal by March 21, 2001, subject to certain exceptions.

                             INDEPENDENT AUDITORS

  It is not the Company's practice to submit to Stockholders a proposal for the selection or ratification of the Company's independent certified public accountants, and no such proposal is submitted hereby. PricewaterhouseCoopers LLC acted in this capacity since the Company's initial public offering and PricewaterhouseCoopers LLP is so acting during the current year. Representatives of PricewaterhouseCoopers LLP are expected to be present and will be available to respond to appropriate questions at the Annual Meeting.

                              PROXY SOLICITATION

  The expense of this solicitation of proxies will be borne by the Company. If necessary, officers and regular employees of the Company may also solicit proxies, without extra compensation, personally and by telephone and other means of communication. The Company may also reimburse brokers and other persons holding stock in their names or in the names of their nominees, for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the proxies named in the enclosed form of proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

  Stockholders may obtain without charge a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to Ms. Marti Dowling, Chateau Communities, Inc., 6160 South Syracuse Way, Greenwood Village, Colorado 80111. A list of exhibits is included in the 1999 10-K, and exhibits are available from the Company upon payment to the Company of the costs of furnishing them.

                                          By Order of the Board of Directors,

                                          John A. Boll, Chairman

Greenwood Village, Colorado
April 4, 2000

                           CHATEAU COMMUNITIES, INC.
                            6160 South Syracuse Way
                       Greenwood Village, Colorado 80111

          This Proxy is Solicited on behalf of the Board of Directors For the Annual Meeting of Stockholders to be held May 18, 2000
            ---

  The undersigned hereby appoints each of Gebran S. Anton, Rhonda G. Hogan, James M. Lane and Gary P. McDaniel, or any of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated below, all shares of common stock of Chateau Communities, Inc. ("Chateau") held of record by the undersigned on March 24, 2000 at the Annual Meeting of Stockholders of Chateau to be held on May 18, 2000, at 9:00 a.m. Mountain Daylight Time, or any adjournment or adjournments thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder with respect to all shares of Chateau held of record by the undersigned stockholder. If no direction is made, this proxy will be voted in favor of the election of all listed nominees to the Board of Directors and in the best discretion of such proxies upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  YOUR SHARES WILL BE VOTED AS DIRECTED ON THIS CARD. IF SIGNED AND NO DIRECTION IS GIVEN FOR ANY ITEM, IT WILL BE VOTED IN FAVOR OF ITEM 1.

  To vote by telephone or internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.


                                  SEE REVERSE
                                     SIDE


                             FOLD AND DETACH HERE

               YOUR VOTE IS VERY IMPORTANT. THANK YOU FOR VOTING.


                                 [logo omitted]

                   VISIT OUR WEB SITE AT www.chateaucomm.com




X  Please mark your
   votes as in this
  example.

           FOR    WITHHELD

1. Election of Directors:

Nominees:
Class I   01.  Gebran S. Anton
          02.  Rhonda G. Hogan
          03.  James M. Lane
          04.  Gary P. McDaniel

2. In their best discretion, the proxies are authorized to act and vote upon
            ----
   such other business as may properly come before the Annual Meeting or any adjournment thereof.

For, except vote withheld from the following nominee(s):



Discontinue Annual Report Mailing for this Account.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, dated April 4, 2000, and the Proxy Statement furnished therewith. Please sign this proxy in the space provided below. When shares are held by joint tenants, both should sign. Execution by stockholders who are not individuals must be made by an authorized signatory. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing.


SIGNATURE (S)  DATE

                             FOLD AND DETACH HERE

                                [logo omitted]

                         PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Chateau Communications, Inc. that you are entitled to vote.

Please consider the issue discussed in the proxy statement and cast your vote by:

               Internet Accessing the World Wide Web site http://www.eproxyvote.com/cpj to vote via the Internet. You can also register at this site to access future proxy materials electronically.

               Phone Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

               Mail Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to Chateau Communications, Inc., c/o First Chicago Trust Company, a Division of Equiserve, P.O. Box 8249, Edison, New Jersey 08818-9184.

You can vote by phone or via the Internet anytime prior to May 18, 2000. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.